Exhibit 99.1

Leap Reports 171,000 Net Customer Additions in Second Quarter 2008

~Total Customers Increase by 212,000 Including Acquisition~

~Also Reports 42 Percent Year-Over-Year Improvement in Existing Business Adjusted OIBDA~

Note: A webcast of Leap’s conference call and accompanying presentation slides will be available at 8:30 a.m. EDT today at http://investor.leapwireless.com.

SAN DIEGO--(BUSINESS WIRE)--Leap Wireless International, Inc. (NASDAQ:LEAP), a leading provider of innovative and value-driven wireless communications services, today reported financial and operational results for the quarter ended June 30, 2008. The Company achieved approximately 171,000 net customer additions in the second quarter of 2008, including approximately 44,000 net customer additions for voice services in existing markets, approximately 116,000 net customer additions for voice services in recently launched markets and approximately 11,000 net customer additions associated with mobile broadband service, bringing total broadband customers to 14,000. Including customers acquired in connection with the Company’s acquisition of Hargray Wireless, total customers increased by nearly 212,000. Churn for the quarter was 3.8 percent, an improvement from 4.3 percent from the prior year period. Net customer additions and churn exclude customers in South Carolina and Georgia markets acquired from Hargray Wireless during the quarter.

The Company’s operating income for the quarter was $14.5 million, compared to $30.7 million for the second quarter of 2007. The Company reported adjusted operating income before depreciation and amortization (OIBDA) of $106.7 million, down $2.3 million from the comparable period of the prior year. The year-over-year reduction in adjusted OIBDA reflects the impact of expected initial operating losses from the Company’s investments in new initiatives, which included the launch of new markets covering approximately eight million covered POPs, pre-launch expenses associated with anticipated future market launches and the expansion of its mobile broadband service into markets currently serving approximately 23 million covered POPs. Offsetting the initial losses associated with these investments were significantly increased financial contributions from the Company’s existing markets (defined as markets in operation at the end of 2007). For the quarter, Existing Business Adjusted OIBDA was $154.5 million, an increase of $45.5 million, or 42 percent, from the prior year period. This increase reflects an approximately 460,000 year-over-year increase in end-of-period customers in existing markets and the resulting benefits of scale.

"Our overall customer activity was solid, even as our customers absorbed the effects of a challenging macroeconomic environment,” said Doug Hutcheson, Leap's president and chief executive officer. “The Company delivered solid year-over-year improvements in Existing Business Adjusted OIBDA, further demonstrating the underlying strength of our business and the success of our existing market growth programs. We are also very pleased with the pace and performance of our new initiatives, including our recent new market launches and our Cricket Wireless Internet Service. The performance of each of these initiatives is meeting or exceeding our expectations, and we anticipate significant improvements in long-term customer penetration and the resulting financial contributions from these key investments over time.”

Financial Results and Operating Metrics (1) (2)
(Unaudited; in millions, except for customer data, operating metrics and per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Change	2008	2007	Change
Service revenues	$417.1	$347.3	20.1%	$816.1	$668.9	22.0%
Total revenues	$474.9	$397.9	19.4%	$943.2	$791.3	19.2%
Operating income	$14.5	$30.7	(52.8%)	$40.5	$29.2	38.7%
Adjusted OIBDA	$106.7	$109.0	(2.1%)	$225.4	$184.1	22.4%
Adjusted OIBDA as a percentage of service revenues	26%	31%	--	28%	28%	--
Existing Business Adjusted OIBDA	$154.5	$109.0	41.7%	$289.4	$184.1	57.2%
Net income (loss)	$(26.1)	$9.6	--	$(44.2)	$(14.6)	--
Diluted net earnings (loss) per share	$(0.38)	$0.14	--	$(0.65)	$(0.22)	--
Gross customer additions	542,005	462,434	17.2%	1,092,525	1,027,489	6.3%
Net customer additions	171,171	126,791	35.0%	393,131	445,137	(11.7%)
End of period customers	3,305,251	2,674,963	23.6%	3,305,251	2,674,936	23.6%
Weighted-average customers	3,162,058	2,586,900	22.2%	3,059,252	2,490,030	22.9%
Churn	3.8%	4.3%	--	3.8%	3.9%	--
End of period covered POPs	~ 61.7	~ 50.7	21.7%	~ 61.7	~ 50.7	21.7%
Average revenue per user (ARPU)	$43.97	$44.75	(1.7%)	$44.46	$44.77	(0.7%)
Cash costs per user (CCU)	$21.01	$19.87	5.7%	$21.36	$20.54	4.0%
Cost per gross addition (CPGA)	$205	$182	12.6%	$182	$173	5.2%
Cash purchases of property and equipment	$181.1	$106.1	70.7%	$338.3	$239.4	41.3%
Unrestricted cash, cash equivalents and short-term investments	$934.4	$683.8	36.6%	$934.4	$683.8	36.6%

(1)

The foregoing results and operating metrics reflect the operations of Cricket markets for the periods indicated and markets in South Carolina and Georgia acquired from Hargray Wireless on April 1, 2008, except for net customer additions and churn. The Company is currently upgrading the Hargray Wireless networks it acquired in South Carolina and Georgia. Until the Company completes the upgrades and introduces Cricket service in these markets, the Company will report its results for net customer additions and churn without customers in the Hargray markets. The Company currently expects to begin incorporating the results of the Hargray markets into its results for net customer additions and churn beginning in the first quarter of 2009.

(2)

For a reconciliation of non-GAAP financial measures, please refer to the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included at the end of this release. Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

Discussion of Financial and Operational Results for the Quarter

  Customer churn in Cricket markets for the quarter was 3.8 percent, an improvement from 4.3 percent in the comparable period of the prior year, reflecting increased customer tenure in markets launched in the first half of 2007, additional customers added as a result of our new market launches and the seasonal rhythms of the business. The Company’s churn performance also reflects an increase in both customer deactivations and reactivations during the quarter.
  ARPU for the quarter was $43.97 and reflected expected customer uptake of the mix of new rate plans launched in the quarter, offset by the dampening effect to second quarter revenue of greater customer deactivations and reactivations in the quarter.
  Service revenues increased 20 percent year-over-year, and 5 percent over the first quarter of 2008, to $417 million. These increases were the result of a 22.2 percent year-over-year increase in weighted-average customers due to new market launches and existing market customer growth, offset by a 1.7 percent year-over-year decline in ARPU.
  Second quarter 2008 operating income of $14.5 million decreased by $16.2 million over the comparable period of the prior year, reflecting the impact of additional depreciation expense and the investments the Company is making to support the its new initiatives.
  Net loss for the second quarter was $26.1 million, or ($0.38) per share, compared to net income of $9.6 million, or $0.14 per diluted share, for the comparable period of the prior year. Net loss of ($0.38) per share for the quarter included the effect of approximately $0.70 per share of negative adjusted OIBDA associated with the Company’s new initiatives.
  Capital expenditures during the second quarter of 2008 were $181.1 million, including expenditures associated with the build-out of new markets and capitalized interest.

Other Key Operational Highlights

  Completion of the Company's acquisition of Hargray Wireless, a wireless telecommunications company providing service to approximately 600,000 covered POPs in Savannah, Ga., Hilton Head, S.C. and surrounding areas.
  Issuance of $550 million of new debt, consisting of $300 million in aggregate principal amount of 10 percent senior notes due 2015 and $250 million in aggregate principal amount of 4.5 percent convertible senior notes due 2014, resulting in net proceeds of approximately $535.8 million.
  Successful launch of Cricket unlimited wireless voice service in St. Louis, South Texas, Las Vegas, and Oklahoma City, completing the planned launch of approximately eight million covered POPs by the end of the second quarter of 2008.
  Launch of Cricket Wireless Internet Service in 16 markets in the second quarter bringing the total number of broadband markets to 25 and the total number of covered POPs to 23 million as of June 30, 2008, providing high-speed mobile broadband service for a low, flat rate with no long-term commitments or credit checks.
  Appointment of Walter Berger as the Company's executive vice president and chief financial officer, with responsibility for all financial activities of the Company including accounting, treasury, financial planning and reporting, investor relations, and overseeing internal audit. The Company also appointed Al Moschner as the Company's executive vice president and chief operating officer, with responsibility for all sales and marketing activities, information technology and technical operation functions, as well as supply chain management. The company also announced that Glenn Umetsu, as the Company's executive vice president and chief technical officer, will now lead all strategic programs and projects, new market launches and technology planning. In addition, the Company appointed Jeff Nachbor as senior vice president, financial operations and chief accounting officer as the Company continues to expand its accounting organization.

“During the first half of 2008, the Company made significant progress refining and validating our current programs to strengthen our existing business and to expand the scope of our business through new initiatives,” continued Hutcheson. “First, the Company continues to execute on programs to expand our existing business, such as our initiatives to enhance our existing footprint and improve market level presence. The expected success of these programs, coupled with the underlying organic growth in our existing markets, is reflected in the penetration targets we are announcing today for our existing business. Second, early customer penetration in our recently launched markets indicates we are heading in the right direction and, as a result, we have updated our guidance to provide investors with a more detailed view into the early financial and operational results we expect from our new markets. Finally, the early results from our mobile broadband initiative remain promising and today we are announcing further expansion plans for this program which we believe will provide significant benefits in the future.”

Updated Business Outlook

The Company updated its previously announced business expansion outlook to reflect the following:

  Customer penetration for voice services in the Company’s existing markets in aggregate is expected to reach between 8 percent to 9 percent by the end of 2010. This forecast does not include the effects of the Company’s mobile broadband initiative.
  Annual capital expenditures to support the on-going growth and development of the Company’s markets in commercial operation for one year or more are expected to be in the mid-teens as a percentage of service revenue. This estimate may be affected by capital expenditures for footprint enhancement in existing markets. The Company may provide additional updates as it finalizes plans to develop additional sites.
  With its planned launches of AWS markets and coverage expansion in existing markets, the Company and its joint venture, Denali Spectrum, LLC, expect to increase network coverage, in each case measured on a cumulative basis from January 2008, by up to 36 million additional POPs by the first half of 2009, and up to 50 million additional POPs by the end of 2010.
  Aggregate capital expenditures for the build-out of new markets through their first full year of operation following commercial launch are anticipated to be approximately $25 per covered POP, excluding capitalized interest.
  Aggregate investment in OIBDA loss in newly launched markets through adjusted OIBDA break-even for these markets in aggregate is expected to be approximately $6 per covered POP. The OIBDA loss for a single new market through adjusted OIBDA breakeven in that market is expected to be approximately $7 per covered POP. The Company’s new markets are generally expected to reach adjusted OIBDA break-even within four quarters of commercial operation.
  Total Company adjusted OIBDA is expected to grow at a compound annual growth rate of between 35 percent to 45 percent from 2007 through 2010. This forecast does not include the effects of the Company’s mobile broadband initiative. The mobile broadband initiative is still developing; however, the Company believes that the compound annual growth rate of adjusted OIBDA from 2007 through 2010 would be higher if the effects of the mobile broadband initiative were included.
  With the continued expansion of the Company’s mobile broadband initiative, the Company expects to cover approximately 60 million total POPs with broadband service by the end of 2008. The Company also expects to have approximately 100,000 mobile broadband customers by the end of the fourth quarter of 2008. Mobile broadband penetration after the first year of operation following commercial launch of the service in that market is expected to be approximately 0.5 percent.
  Aggregate investment in cumulative OIBDA loss for the mobile broadband initiative through adjusted OIBDA break-even is expected to be approximately $0.50 per covered POP or less. The Company expects that peak OIBDA burn on a market-by-market basis will be higher.
  Broadband activity in launched markets is generally expected to reach adjusted OIBDA break-even within three full quarters of commercial operation. The cumulative OIBDA loss for mobile broadband excludes approximately $6 million per quarter of EvDO-related fixed costs associated with our new initiatives through 2008. The Company expects that the negative OIBDA from the mobile broadband initiative will peak in the second half of 2008 and that the mobile broadband initiative will contribute positive adjusted OIBDA by the second half of 2009.

Conference Call Information

As previously announced, Leap management will host a conference call with live webcast at 8:30 a.m. EDT / 5:30 a.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-638-4817 (domestic) or 1-617-614-3943 (international) and enter passcode number 46142173. If listening via telephone, the accompanying presentation slides may be accessed by visiting http://investor.leapwireless.com. Listeners should navigate to the webcast and choose the 'Live Phone' option to view the slides in conjunction with the live conference call. Individuals dialing into the live call are encouraged to call in 15 minutes prior to the start time in order to register and be placed into the call.

To listen live via webcast and view accompanying presentation slides, visit http://investor.leapwireless.com. Please choose the 'webcast' option to view the slides in conjunction with the webcast.

An online replay and downloadable MP3 of the event will be available on the Company’s website shortly after the live call and will be accessible for a limited period of time. A telephonic replay will be available two hours after the call’s completion and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international) and entering conference ID number 56923116.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures operate in 29 states and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, Existing Business Adjusted OIBDA, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included toward the end of this release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions in “Updated Business Outlook” for fiscal year 2008 and future years, our plans to offer our services to additional covered POPs and our expectations regarding future growth, spending, results of operations and customer penetration, and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  changes in economic conditions, including interest rates, consumer credit conditions, unemployment and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors’ initiatives;
  our ability to successfully implement product offerings and execute effectively on our planned coverage expansion, launches of markets we acquired in the FCC’s auction for Advanced Wireless Services, or Auction #66, expansion of our mobile broadband product offering and other strategic activities;
  our ability to obtain roaming services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  delays in our market expansion plans, including delays resulting from any difficulties in funding such expansion through our existing cash, cash generated from operations, or additional capital, or delays by existing U.S. government and other private sector wireless operations in clearing the AWS spectrum, some of which users are permitted to continue using the spectrum for several years;
  our ability to attract, motivate and retain an experienced workforce;
  our ability to comply with the covenants in our senior secured credit facilities, indentures and any future credit agreement, indenture or similar instrument;
  failure of our network or information technology systems to perform according to expectations; and
  other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which we expect to file shortly with the SEC, and our Quarterly Report on From 10-Q for the quarter ended March 31, 2008.

All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Jump, the Cricket “K” and Flex Bucket are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS(1)
(In thousands, except share amounts)

	June 30, 2008	December 31, 2007
Assets	(Unaudited)
Cash and cash equivalents	$646,165	$433,337
Short-term investments	288,202	179,233
Restricted cash, cash equivalents and short-term investments	4,474	15,550
Inventories	100,609	65,208
Other current assets	49,739	38,099
Total current assets	1,089,189	731,427
Property and equipment, net	1,541,923	1,316,657
Wireless licenses	1,880,383	1,866,353
Goodwill	432,731	425,782
Other intangible assets, net	36,133	46,102
Other assets	76,211	46,677
Total assets	$5,056,570	$4,432,998
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$289,989	$225,735
Current maturities of long-term debt	12,000	10,500
Other current liabilities	127,246	114,808
Total current liabilities	429,235	351,043
Long-term debt	2,573,136	2,033,902
Deferred tax liabilities	204,293	182,835
Other long-term liabilities	93,450	90,172
Total liabilities	3,300,114	2,657,952
Minority interests	53,412	50,724
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 69,210,929 and 68,674,435 shares issued and outstanding at June 30, 2008 and December 31 2007, respectively	7	7
Additional paid-in capital	1,832,068	1,808,689
Accumulated deficit	(119,912)	(75,699)
Accumulated other comprehensive loss	(9,119)	(8,675)
Total stockholders’ equity	1,703,044	1,724,322
Total liabilities and stockholders’ equity	$5,056,570	$4,432,998

LEAP WIRELESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS(1)
(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues:
Service revenues	$417,143	$347,253	$816,072	$668,944
Equipment revenues	57,715	50,661	127,170	122,395
Total revenues	474,858	397,914	943,242	791,339
Operating expenses:
Cost of service (exclusive of items shown separately below)	(118,857)	(90,559)	(230,027)	(180,999)
Cost of equipment	(105,127)	(90,818)	(219,348)	(213,483)
Selling and marketing	(74,276)	(47,011)	(132,376)	(95,780)
General and administrative	(77,233)	(66,407)	(153,140)	(131,641)
Depreciation and amortization	(86,167)	(72,415)	(168,806)	(141,215)
Total operating expenses	(461,660)	(367,210)	(903,697)	(763,118)
Gain on sale or disposal of assets	1,252	--	961	940
Operating income	14,450	30,704	40,506	29,161
Minority interests in consolidated subsidiaries	(1,865)	673	(2,688)	2,252
Equity in net loss of investee	(295)	--	(1,357)	--
Interest income	2,586	7,134	7,367	12,419
Interest expense	(30,401)	(27,090)	(63,758)	(53,586)
Other expense, net	(307)	--	(4,343)	(637)
Income (loss) before income taxes	(15,832)	11,421	(24,273)	(10,391)
Income tax expense	(10,237)	(1,783)	(19,940)	(4,195)
Net income (loss)	$(26,069)	$9,638	$(44,213)	$(14,586)
Earnings (loss) per share:
Basic	$(0.38)	$0.14	$(0.65)	$(0.22)
Diluted	$(0.38)	$0.14	$(0.65)	$(0.22)
Shares used in per share calculations:
Basic	67,991	67,124	67,963	66,998
Diluted	67,991	68,800	67,963	66,998

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1)
(Unaudited and in thousands)

	Six Months Ended June 30,
	2008	2007
Operating activities:
Net cash provided by operating activities	$181,590	$108,795
Investing activities:
Acquisition of business, net of cash acquired	(31,322)	—
Purchases of property and equipment	(338,287)	(239,413)
Change in prepayments for purchases of property and equipment	(5,644)	11,187
Purchases of and deposits for wireless licenses and spectrum clearing costs	(72,713)	(2,361)
Return of deposit for wireless licenses	70,000	—
Proceeds from sale of wireless licenses and operating assets	—	9,500
Purchases of investments	(297,784)	(380,743)
Sales and maturities of investments	186,446	91,360
Purchase of minority interest	—	(4,706)
Purchase of membership units	(1,033)	(13,182)
Changes in restricted cash, cash equivalents and short-term investments, net	(1,309)	834
Net cash used in investing activities	(491,646)	(527,524)
Financing activities:
Proceeds from long-term debt	535,750	370,480
Principal payments on capital lease obligations	(7,969)	—
Repayment of long-term debt	(5,000)	(4,500)
Payment of debt issuance costs	(6,443)	(1,319)
Proceeds from issuance of common stock, net	6,546	7,588
Net cash provided by financing activities	522,884	372,249
Net increase (decrease) in cash and cash equivalents	212,828	(46,480)
Cash and cash equivalents at beginning of period	433,337	372,812
Cash and cash equivalents at end of period	$646,165	$326,332

Supplementary disclosure of cash flow information:
Cash paid for interest	$89,568	$72,295
Cash paid for income taxes	$1,906	$341

Explanatory Notes to Financial Statements

(1)	The consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of LCW Wireless, LLC and Denali Spectrum, LLC and their wholly owned subsidiaries. The Company consolidates its interests in LCW Wireless, LLC and Denali Spectrum, LLC in accordance with Financial Accounting Standards Board Interpretation No. 46-R, "Consolidation of Variable Interest Entities," because these entities are variable interest entities and the Company will absorb a majority of their expected losses. All significant intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

(2)	The following tables summarize operating data for the Company's consolidated operations for the three months ended June 30, 2008 and 2007 (unaudited; in thousands, except percentages):
	Three Months Ended June 30,
					Change from Prior Year
	2008	% of 2008 Service Revenues	2007	% of 2007 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$417,143		$347,253		$69,890	20.1%
Equipment revenues	57,715		50,661		7,054	13.9%
Total revenues	474,858		397,914		76,944	19.3%
Operating expenses:
Cost of service	118,857	28.5%	90,559	26.1%	28,298	31.2%
Cost of equipment	105,127	25.2%	90,818	26.2%	14,309	15.8%
Selling and marketing	74,276	17.8%	47,011	13.5%	27,265	58.0%
General and administrative	77,233	18.5%	66,407	19.1%	10,826	16.3%
Depreciation and amortization	86,167	20.7%	72,415	20.9%	13,752	19.0%
Total operating expenses	461,660	110.7%	367,210	105.7%	94,450	25.7%
Gain on sale or disposal of assets	1,252	0.3%	—	0.0%	1,252	100.0%
Operating income	$14,450	3.5%	$30,704	8.8%	$(16,254)	(52.9)%
	Six Months Ended June 30,
					Change from Prior Year
	2008	% of 2008 Service Revenues	2007	% of 2007 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$816,072		$668,944		$147,128	22.0%
Equipment revenues	127,170		122,395		4,775	3.9%
Total revenues	943,242		791,339		151,903	19.2%
Operating expenses:
Cost of service	230,027	28.2%	180,999	27.1%	49,028	27.1%
Cost of equipment	219,348	26.9%	213,483	31.9%	5,865	2.7%
Selling and marketing	132,376	16.2%	95,780	14.3%	36,596	38.2%
General and administrative	153,140	18.8%	131,641	19.7%	21,499	16.3%
Depreciation and amortization	168,806	20.7%	141,215	21.1%	27,591	19.5%
Total operating expenses	903,697	110.7%	763,118	114.1%	140,579	18.4%
Gain on sale or disposal of assets	961	0.1%	940	0.1%	21	2.2%
Operating income	$40,506	5.0%	$29,161	4.4%	$11,345	38.9%

(3)	Total share-based compensation expense related to the Company's share-based awards for the three months ended June 30, 2008 and 2007 was allocated to the statements of operations as follows (unaudited; in thousands, except per share data):
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Cost of service	$614	$466	$1,517	$1,145
Selling and marketing expenses	1,179	560	2,534	1,561
General and administrative expenses	5,541	4,869	12,985	11,933
Share-based compensation expense	$7,334	$5,895	$17,036	$14,639
Share-based compensation expense per share:
Basic	$0.11	$0.09	$0.25	$0.22
Diluted	$0.11	$0.09	$0.25	$0.22

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(4)	Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. In addition, customers are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Beginning during the quarter ended June 30, 2007, pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends, whereas previously these customers were generally disconnected on the date of their request to terminate service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(5)	ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We do not recognize service revenue until payment has been received and services have been provided to the customer. In addition, customers are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Therefore, because our calculation of weighted-average number of customers includes customers who have not paid their last bill and have yet to disconnect service, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

(6)	CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to initial customer acquisition includes the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Selling and marketing expense	$74,276	$47,011	$132,376	$95,780
Less share-based compensation expense included in selling and marketing expense	(1,179)	(560)	(2,534)	(1,561)
Plus cost of equipment	105,127	90,818	219,348	213,483
Less equipment revenue	(57,715)	(50,661)	(127,170)	(122,395)
Less net loss on equipment transactions unrelated to initial customer acquisition	(9,389)	(2,591)	(23,409)	(7,353)
Total costs used in the calculation of CPGA	$111,120	$84,017	$198,611	$177,954
Gross customer additions	542,005	462,434	1,092,525	1,027,489
CPGA	$205	$182	$182	$173

(7)	CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on the sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Cost of service	$118,857	$90,559	$230,027	$180,999
Plus general and administrative expense	77,233	66,407	153,140	131,641
Less share-based compensation expense included in cost of service and general and administrative expense	(6,155)	(5,335)	(14,502)	(13,078)
Plus net loss on equipment transactions unrelated to initial customer acquisition	9,389	2,591	23,409	7,353
Total costs used in the calculation of CCU	$199,324	$154,222	$392,074	$306,915
Weighted-average number of customers	3,162,028	2,586,900	3,059,252	2,490,030
CCU	$21.01	$19.87	$21.36	$20.54

(8)	Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/loss on sale/disposal of assets; impairment of assets; and share-based compensation expense (benefit).

Existing Business Adjusted OIBDA is a non-GAAP financial measure that further adjusts adjusted OIBDA to exclude total revenues attributable to new markets launched after December 31, 2007 and the Company's mobile broadband offering that were included in total revenues, and to add back operating expenses attributable to such activities that were included in total operating expenses (other than depreciation and amortization and share-based compensation expense, which have already been added back to adjusted OIBDA). Generally, for purposes of calculating these measures, corporate-level and regional-level overhead expenses are allocated to our markets based on gross customer additions and weighted average customers by market. Adjusted OIBDA and Existing Business Adjusted OIBDA should not be construed as alternatives to operating income or net income as determined in accordance with GAAP, as alternatives to cash flows from operating activities as determined in accordance with GAAP or as measures of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and Existing Business Adjusted OIBDA, as well as the associated percentage margin calculations, are meaningful measures of the Company's operating performance. We use adjusted OIBDA and Existing Business Adjusted OIBDA as supplemental performance measures because management believes they facilitate comparisons of the Company's operating performance from period to period and comparisons of the Company's operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA and Existing Business Adjusted OIBDA facilitate internal comparisons of our historical operating performance, management also uses these metrics for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA, Existing Business Adjusted OIBDA, and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry. Adjusted OIBDA and Existing Business Adjusted OIBDA have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

• they do not reflect capital expenditures;

• although they do not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted OIBDA and Existing Business Adjusted OIBDA do not reflect cash requirements for such replacements;

• they do not reflect costs associated with share-based awards exchanged for employee services;

• they do not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;

• they do not reflect expenses incurred for the payment of income taxes and other taxes; and

• other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Management understands these limitations and considers adjusted OIBDA and Existing Business Adjusted OIBDA as financial performance measures that supplement but do not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA and Existing Business Adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA and Existing Business Adjusted OIBDA (unaudited; in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Operating income	$14,450	$30,704	$40,506	$29,161
Plus depreciation and amortization	86,167	72,415	168,806	141,215
OIBDA	100,617	103,119	209,312	170,376
Less gain on sale or disposal of assets	(1,252)	--	(961)	(940)
Plus share-based compensation	7,334	5,895	17,036	14,639
Adjusted OIBDA	$106,699	$109,014	$225,387	$184,075
Plus net operating expenses attributable to new markets included in total operating expenses	38,167	--	48,235	--
Plus net operating expenses attributable to broadband included in total operating expense	9,611	--	15,817	--
Existing Business Adjusted OIBDA	$154,477	$109,014	$289,439	$184,075

CONTACT:
Leap Wireless International, Inc.
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
or
Amy Wakeham, Investor Relations
858-882-6084
awakeham@leapwireless.com